Exhibit 15.1

Acknowledgment of Ernst & Young LLP,

Independent Registered Public Accounting Firm

Stockholders and Board of Directors of

Armada Hoffler Properties, Inc.

We are aware of the incorporation by reference in the Registration Statement (Form S-8 No. 333-188545) of Armada Hoffler Properties, Inc. for the registration of 700,000 shares of its common stock of our reports dated June 20, 2013, August 14, 2013 and November 12, 2013 relating to the unaudited condensed interim consolidated and combined financial statements of Armada Hoffler Properties, Inc. and Predecessor that are included in its Forms 10-Q for the quarters ended March 31, 2013, June 30, 2013 and September 30, 2013.

/s/ Ernst & Young LLP

Richmond, Virginia

November 12, 2013